Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

BBCN Bancorp, Inc.:

We consent to the incorporation by reference in registration statement Nos. 333-145014 and 333-179241 on Form S-8 and registration statement Nos. 333-161992 and 333-172521 on Form S-3 of BBCN Bancorp, Inc. of our reports dated March 3, 2011, with respect to the consolidated statement of financial condition of Center Financial Corporation and subsidiaries as of December 31, 2010, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for the year then ended, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in Amendment No. 1 to the Form 8-K of BBCN Bancorp, Inc.

/s/ KPMG LLP

February 3, 2012